Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-1 and related Prospectus of Therapix Biosciences Ltd. (the “Company”), dated September 8, 2020, for the registration of Units, consisting of American Depositary Shares (“ADSs”) and Warrants to purchase ADSs, and to the incorporation by reference therein of our report dated June 15, 2020, with respect to the consolidated financial statements of the Company for the year ended December 31, 2019, included in its Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
September 8, 2020	A Member of Ernst & Young Global